Exhibit(g)(6)

AMENDMENT TO CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (the “Amendment”) is made and entered into as of December 1, 2008 by and between MARSHALL FUNDS, INC. (the “Fund”), a Wisconsin corporation, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).

WITNESSETH:

WHEREAS, the Fund and Investors Bank & Trust Company are parties to that certain Custodian Agreement dated as of September 1, 2004 (the “Agreement”); and

WHEREAS, Investors Bank & Trust Company merged with and into State Street, effective July 2, 2007; and

WHEREAS, the Fund and State Street desire to amend and supplement the Agreement upon the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and State Street hereby agree that the Agreement is amended and supplemented as follows:

1.	Appendix A shall be replaced in its entirety by the Appendix A dated December 1, 2008 attached hereto and incorporated herein by this reference.

2.	This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY		MARSHALL FUNDS, INC.

By:	/s/ Michael A. Foutes	By:	/s/ John M. Blaser
Name:	Michael A. Foutes	Name:	John M. Blaser
Title:	Vice President	Title:	President

APPENDIX A

PORTFOLIOS COVERED UNDER THIS AGREEMENT

December 1, 2008

Marshall International Stock Fund

Marshall Emerging Markets Equity Fund

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